SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)




                             Rotech Healthcare Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    778669101
                                 (CUSIP Number)

                                 March 31, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 21 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 778669101                  13G                  Page 2 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 159,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 159,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 159,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.64%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                  13G                  Page 3 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners III, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 97,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 97,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 97,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.39%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                  13G                  Page 4 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman Institutional Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 152,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 152,100
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 152,100
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.61%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                  13G                  Page 5 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 BY Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 454,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 454,600
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 454,600
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.82%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                    Page 6 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman C.P.F. Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 133,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 133,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 133,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.54%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                  13G                  Page 7 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Bull Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 46,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 46,300
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 46,300
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.19%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                   Page 8 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,042,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,042,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,042,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 4.17%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO;IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                   Page 9 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Brahman Capital Corp.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 758,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 758,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 758,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.03%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO;IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                   Page 10 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Peter A. Hochfelder
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 8,000
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,346,200
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 8,000
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,346,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,354,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.42%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                  Page 11 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Robert J. Sobel
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 6,500
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,346,200
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 6,500
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,346,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,352,700
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.41%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                 13G                  Page 12 of 21 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Mitchell A. Kuflik
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 13,500
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,346,200
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 13,500
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,346,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,359,700
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 5.44%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 778669101                  13G                 Page 13 of 21 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Rotech Healthcare Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2600 Technology Drive, Suite 300, Orlando, FL, 32804.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Brahman Partners II, L.P., a Delaware limited partnership ("Brahman II") with respect to the shares of Common Stock owned by it;
         (ii) Brahman Partners III, L.P., a Delaware limited partnership ("Brahman III") with respect to the shares of Common Stock owned by it;
        (iii) Brahman Institutional Partners, L.P., a Delaware limited partnership ("Brahman Institutional") with respect to the shares of Common Stock owned by it;
         (iv) BY Partners, L.P., a Delaware limited partnership ("BY
              Partners") with respect to the shares of Common Stock owned by it;
          (v) Brahman C.P.F. Partners, L.P., a Delaware limited partnership ("Brahman C.P.F.") with respect to the shares of Common Stock owned by it;
         (vi) Brahman Bull Fund, L.P., a Delaware limited partnership ("Brahman Bull") with respect to the shares of Common Stock owned by it;
        (vii) Brahman Management, L.L.C., a Delaware limited liability company ("Brahman Management")and the sole general partner of Brahman II, Brahman III, Brahman Institutional, Brahman C.P.F., Brahman Bull and BY Partners, with respect to the shares of
              Common Stock owned by Brahman II, Brahman III, Brahman Institutional, Brahman C.P.F., Brahman Bull and BY Partners;
       (viii) Brahman Capital Corp., a Delaware corporation ("Brahman Capital"), with respect to the shares of Common Stock held for each of (A) BY Partners; (B) an advisory client, Brahman Partners II Offshore, Ltd. ("Brahman Offshore"), a Cayman Islands exempted company; and
              (C) a separately managed account (the "Managed Account");
         (ix) Peter A. Hochfelder, Robert J. Sobel, and Mitchell A. Kuflik,
              each a citizen of the United States, and together the executive officers and directors of Brahman Capital and the sole members of Brahman Management, with respect to (A) the shares of Common Stock subject to the control of Brahman Capital and Brahman Management and (B) the shares of Common Stock of separately owned accounts.

CUSIP No. 778669101                  13G                 Page 14 of 21 Pages

              The foregoing persons (other than Brahman Offshore and the Managed Account) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business and principal office of the Reporting Persons is 350 Madison Avenue, 22nd Floor, New York, New York 10172; and of Brahman Offshore is c/o Citco, N.V. Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

Item 2(c).     Citizenship:

     Each of Brahman II, Brahman III, Brahman Institutional, BY Partners, Brahman Bull and Brahman C.P.F. is a Delaware limited partnership. Brahman Management is a Delaware limited liability company. Brahman Offshore is a Cayman Islands exempted limited company. Brahman Capital is a Delaware corporation. Each of Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.0001 par value (the "Common Stock").

Item 2(e).  CUSIP Number:

     778669101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ]  Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

CUSIP No. 778669101                 13G                   Page 15 of 21 Pages

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

     A. Brahman Partners II, L.P.
            (a) Amount beneficially owned: 159,000
            (b) Percent of class: 0.64%. The percentages used herein and in the rest of Item 4 are calculated based upon the 25,000,000 shares of Common Stock issued and outstanding as of March 27, 2003 as reflected in the Company's form 10-K for the period ending December 31, 2002.
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 159,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 159,000

     B. Brahman Partners III, L.P.
            (a) Amount beneficially owned: 97,000
            (b) Percent of class: 0.39%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 97,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 97,000

     C. Brahman Institutional Partners, L.P.
            (a) Amount beneficially owned: 152,100
            (b) Percent of class: 0.61%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 152,100
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 152,100

     D. BY Partners, L.P.
            (a) Amount beneficially owned: 454,600
            (b) Percent of class: 1.82%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 454,600
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 454,600

CUSIP No. 778669101                 13G                   Page 16 of 21 Pages

     E. Brahman C.P.F Partners, L.P.
            (a) Amount beneficially owned: 133,800
            (b) Percent of class: 0.54%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 133,800
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 133,800

     F. Brahman Bull Fund, L.P.
            (a) Amount beneficially owned: 46,300
            (b) Percent of class: 0.19%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 46,300
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 46,300

     G. Brahman Management, L.L.C.
            (a) Amount beneficially owned: 1,042,800
            (b) Percent of class: 4.17%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,042,800
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,042,800

     H. Brahman Capital Corp.
            (a) Amount beneficially owned: 758,000
            (b) Percent of class: 3.03%
            (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 758,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 758,000

     I. Peter A. Hochfelder
            (a) Amount beneficially owned: 1,354,200
            (b) Percent of class: 5.42%
            (c) (i) Sole power to vote or direct the vote: 8,000
               (ii) Shared power to vote or direct the vote: 1,346,200
              (iii) Sole power to dispose or direct the disposition: 8,000
               (iv) Shared power to dispose or direct the disposition: 1,346,200

     J. Robert J. Sobel
            (a) Amount beneficially owned: 1,352,700
            (b) Percent of class: 5.41%
            (c) (i) Sole power to vote or direct the vote: 6,500
               (ii) Shared power to vote or direct the vote: 1,346,200
              (iii) Sole power to dispose or direct the disposition: 6,500
               (iv) Shared power to dispose or direct the disposition: 1,346,200

CUSIP No. 778669101                 13G                   Page 17 of 21 Pages

     K. Mitchell A. Kuflik
            (a) Amount beneficially owned: 1,359,700
            (b) Percent of class: 5.44%
            (c) (i) Sole power to vote or direct the vote: 13,500
               (ii) Shared power to vote or direct the vote: 1,346,200
              (iii) Sole power to dispose or direct the disposition: 13,500
               (iv) Shared power to dispose or direct the disposition: 1,346,200

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Brahman II, Brahman III, BY Partners, Brahman Institutional, Brahman C.P.F. and Brahman Bull are each private investment partnerships, the sole general partner of which is Brahman Management. As the sole general partner of Brahman II, Brahman III, BY Partners, Brahman Institutional, Brahman C.P.F. and Brahman Bull, Brahman Management has the power to vote and dispose of the shares of Common Stock owned by each of Brahman II, Brahman III, BY Partners, Brahman Institutional, Brahman C.P.F. and Brahman Bull, and, accordingly, may be deemed the "beneficial owner" of such shares. The managing members of Brahman Management are Peter Hochfelder, Mitchell Kuflik and Robert Sobel.

     Pursuant to an investment advisory contract (and, in the case of BY Partners, pursuant to an arrangement between Brahman Management and Brahman Capital), Brahman Capital currently has the power to vote and dispose of the shares of Common Stock held for the account of each of Brahman Offshore, the Managed Account and BY Partners and, accordingly, may be deemed the "beneficial owner" of such shares. Peter Hochfelder, Robert Sobel and Mitchell Kuflik are the executive officers and directors of Brahman Capital.

     Peter Hochfelder, Robert Sobel and Mitchell Kuflick each currently have the power to vote and dispose of shares of Common Stock held in each of their separately owned accounts.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 778669101                 13G                   Page 18 of 21 Pages

Item 10.  Certification.

     Each of the Reporting Persons and Brahman Offshore hereby make the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 10, 2003

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member


                                    BRAHMAN PARTNERS III, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

CUSIP No. 778669101                 13G                   Page 19 of 21 Pages



                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN BULL FUND, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN CAPITAL CORP.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    PETER A. HOCHFELDER, individually

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                           PETER A. HOCHFELDER

                                    ROBERT J. SOBEL, individually

                                    By:  /s/ Robert J. Sobel
                                         -----------------------
                                           ROBERT J. SOBEL

                                    MITCHELL A. KUFLIK, individually

                                    By:  /s/ Mitchell A. Kuflik
                                         ------------------------
                                           MITCHELL A. KUFLIK

CUSIP No. 778669101                 13G                   Page 20 of 21 Pages

                                                                       EXHIBIT 1


               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of April 10, 2003

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN PARTNERS III, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

CUSIP No. 778669101                 13G                   Page 21 of 21 Pages

                                    BRAHMAN BULL FUND, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    BRAHMAN CAPITAL CORP.

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                            Peter A. Hochfelder
                                            Managing Member

                                    PETER A. HOCHFELDER, individually

                                    By:  /s/ Peter A. Hochfelder
                                         -----------------------
                                           PETER A. HOCHFELDER

                                    ROBERT J. SOBEL, individually

                                    By:  /s/ Robert J. Sobel
                                         -----------------------
                                           ROBERT J. SOBEL

                                    MITCHELL A. KUFLIK, individually

                                    By:  /s/ Mitchell A. Kuflik
                                         ------------------------
                                           MITCHELL A. KUFLIK